ITEM 77k
CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

a.  Effective July 27, 2001, the Greater China Fund,
Inc., the Fund, engaged the accounting firm of Ernst
& Young LLP as independent public accountants for the Fund for the year ending December 31, 2001.
PricewaterhouseCoopers LLP resigned as the Funds independent public accountants effective June 4, 2001. The appointment of Ernst & Young LLP was recommended by the Funds Audit Committee and approved by the Executive Committee of the Board of Directors of the Fund on July 26, 2001.

b. The report of PricewaterhouseCoopers LLP on the financial statements of the Fund as of December
31, 2000 and 1999, and for the years ended December
31, 2000 and December 31, 1999, did not contain an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles.
During the Funds two most recent fiscal years and the subsequent interim period preceding the date of this report, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years, nor were there any events of the type requiring disclosure under Item 304 a 1 v of Regulation SK under the Securities Act of 1933.

c. The Fund has not consulted with Ernst
Young LLP during the last two years or subsequent interim period indicated in paragraph b above on either the application of accounting principles or type of opinion Ernst & Young LLP might issue on the Funds financial statements.

d. The Fund requested PricewaterhouseCoopers
LLP to furnish a letter addressed to the Securities and Exchange Commission whether
PricewaterhouseCoopers LLP agrees with the above statements. A copy of this letter, dated August 24, 2001, is filed as Exhibit 1 to this item 77K.



ITEM 77K. EXHIBIT 1

August 24, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by the Greater
China Fund, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item
77K of Form N-SAR, and agree with the statements concerning our firm contained therein.

Very truly yours,



/S/ PricewaterhouseCoopers LLP